Exhibit 23.4

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

July 24, 2018

Riviera Resources, LLC

600 Travis

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers under the heading “Experts”, and to the inclusion of information taken from the reports listed below in the Registration Statement on Form S-1 (the “S-1”) filed by Riviera Resources, LLC (a wholly owned subsidiary of Linn Energy, Inc.):

•	Report as of December 31, 2017 on Reserves and Revenue of Certain Properties owned by Roan Resources, LLC.

We further consent to the inclusion of our third-party letter report dated February 14, 2018, as Exhibit 99.2 in the S-1.

Very truly yours,

/s/ DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716